UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No. )*

Bolt Technology Corp.
------------------------------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

097698104
-----------------------
(Cusip Number)

February 28, 2006
_______________________________
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ]  Rule 13d-1    (b)
[x]  Rule 13d-1    (c)
[ ]  Rule 13d-1    (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages

CUSIP No  097698104 		   Page 2 of 4 Pages
----------------------------------------------------------------
1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	Cobbs Wharf Master Fund

----------------------------------------------------------------
2.	Check the appropriate box if a member of a group
	(a)(   )
	(b)( X )
----------------------------------------------------------------
3.	SEC use only
----------------------------------------------------------------
4.	Citizenship or place of organization

      Grand Cayman
----------------------------------------------------------------
                      		5.	Sole Voting Power

						390,200
	Number of	         		-----------------------------
	shares	            6.	Shared Voting Power
	beneficially
	owned by				 0
	each		      	       -----------------------------
	Reporting            	7.	Sole Dispositive Power
	person
	with		                   390,200
					       -----------------------------
8.	Shared Dispositive Power
				0
      ---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

 		390,200
	---------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

      ----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
	       7.18%
      ----------------------------------------------------------------
12.	Type of Reporting person

      PN

Page 3 of 4 Pages 			Cusip #: 097698104

SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:

 Bolt Technology Corp.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	Four Duke Pl
      Norwalk, CT  06854

ITEM 2(A):  NAME OF PERSON FILING:


Cobbs Wharf Master Fund



ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	470 Atlantic Avenue
      Boston, MA  02210-2208

ITEM 2(C):  CITIZENSHIP:

	Cayman Islands


ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	Common Stock

ITEM 2(E):  CUSIP NUMBER:

	097698104

ITEM 3:  TYPE OF REPORTING PERSON:

If this statement is filed pursuant to Sections 240.13d-1 (b) or 240.13d-2 (b) or (c), check whether the filing person is a:

N/A

ITEM 4:  OWNERSHIP:

(a)AMOUNT BENEFICIALLY OWNED: Cobbs Wharf Master Fund may be deemed the beneficial owner of 390,200 shares of common stock.

(b)	PERCENT OF CLASS:  7.18%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages				Cusip #: 097698104

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

N/A

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

N/A

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

N/A

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

N/A




ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

		N/A

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 	Date: March 10, 2006





Cobbs Wharf Master Fund, LP
By: Cobbs Wharf Management, LLC
Its General Partner

By:_____________________________
Name: Christopher DeFrancis
      Title: Secretary




March 10, 2006


Securities and Exchange Commission
Operations Center
Attn:  Stop 0-7
6432 General Green Way
Alexandria, VA 22312-2413





Re:	SCHEDULE 13G ON BEHALF OF BOLT TECHNOLOGY CORP, INC. FOR THE MONTH
	ENDED February 28, 2006





Dear Sir or Madam:

Cobbs Wharf Master Fund  is filing today an initial Schedule
13G through the EDGAR system as required by Section 240.13d-1(b) to reflect beneficial ownership of greater than 5% of the outstanding stock of the above-mentioned issuer.

A copy of the Schedule 13G is being sent to the issuer as required by Rule 13d-7.

Comments or questions concerning the above may be directed to the undersigned at (413) 226-1058.

Sincerely,





Cobbs Wharf Master Fund, LP
By: Cobbs Wharf Management, LLC
Its General Partner

By:_____________________________
Name: Christopher DeFrancis
      Title: Secretary